Exhibit 15.1

Board of Directors and Stockholders

United Fire & Casualty Company

We are aware of the incorporation by reference in the Registration Statement (Form S-3, No. 333-133169), and in the related Prospectus, of our review report dated October 30, 2006 relating to the unaudited interim consolidated financial statements of United Fire & Casualty Company that are included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois

October 30, 2006